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                                                                   Exhibit 23.6

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP

We consent to the incorporation by reference in the registration statement of Family Golf Centers, Inc. on Form S-8 of the Family Golf Centers, Inc. 1998 Option and Award Plan of our report dated November 23, 1998, except as to the information in Note 12, for which the date is December 2, 1998, on our audits of the consolidated financial statements of SkateNation Inc. and its subsidiaries as of September 30, 1998 and 1997, and for the years then ended, which report is included in the Current Report on Form 8-K/A of Family Golf Centers, Inc. dated December 2, 1998. We also consent to the reference to our firm under the caption "Experts."


                                            PricewaterhouseCoopers LLP

Richmond, Virginia
January 15, 1999